Exhibit 10.12

AI Core Product Cloud Platform Lease Contract

Document confidentiality level: Confidentiality contract No.:

Party A: Beijing Wanjie Data Technology Co., Ltd.

Legal representative: Cao Hehong

Address: No.42, Floor 6, Building 17, Yard 30, Shixing Street, Shijingshan District, Beijing

Party B: [Shanghai Xiaoi Robot Technology Co., Ltd.]

Legal representative: Yuan Hui

Address: Floor 7, No. 398, Lane 1555, Jinsha Jiangxi Road, Jiading District, Shanghai

Special statement: This agreement is concluded by both parties through negotiation on the basis of equality and voluntariness, and all contract terms are true expressions of both parties’ intentions.

In accordance with the Civil Code of the People’s Republic of China and other relevant laws and regulations, now Party A leases the cloud platform of artificial intelligence core products from Party B (including the four sub platforms of artificial intelligence core technology platform, big data technology platform, business support technology platform and application support platform). Through negotiation, both parties have reached the following agreement on relevant matters:

1. Leasing products

1 Rental product: cloud platform of artificial intelligence core product (including four sub platforms of artificial intelligence core technology platform, big data technology platform, business support technology platform and application support platform). For details, please refer to Annex I: Rental Quotation of Cloud Platform of Artificial Intelligence Core Product.

2. Quality standards/guarantees:

1. The cloud platform of the artificial intelligence core product leased by Party B must meet the quality requirements and main technical parameters agreed in this contract. If it does not meet the requirements agreed in this contract, Party A has the right to refuse to accept it; Unless Party A expressly agrees to accept it in writing.

2. During the lease term of the cloud platform of the AI core product, Party B shall provide platform services in accordance with this Agreement and with reference to Party B’s relevant provisions.

3. Warranty:

Party B shall ensure that Party A’s use of the cloud platform of the artificial intelligence core product provided by Party B will not be accused by a third party of infringing its ownership, patent right, trademark right, industrial design right, etc. 4、 Lease time: 1. Lease time: one year from January 1, 2022

5. Objection period:

If Party A has any objection to the matters related to the cloud platform of the AI core product, it shall notify Party B in writing within seven working days after the lease of the platform, and Party B shall be responsible for solving it within three working days. If Party A fails to raise an objection within the time limit, it shall be deemed that the cloud platform of the AI core product is qualified.

6. Rental fee and payment

1. The lease period of the cloud platform of the artificial intelligence core product under this contract is 12 months in total, which is 3,335,500 yuan per month, and the paid in amount is 40,026,000 yuan, For details, please refer to Annex I Cloud Platform Rental Quotation of AI Core Products and Annex II IDC Rental List of AI Core Products.

2. Settlement method: pay after use, and pay quarterly.

3. Time of payment: After the end of each quarter, Party A shall pay the lease fee of the previous quarter to Party B before the 15th day of the next month.

4. The invoice shall be issued by Party B to Party A according to the national regulations with a VAT special invoice with an equivalent tax rate of [6%].

5. The bank account information of Party B is as follows:

Account name: Shanghai Xiaoi Robot Technology Co., Ltd

Bank of deposit: Pudong Science and Technology Branch of Bank of Shanghai Co., Ltd

Account No.: 03003989258

7. Other obligations of Party B 1. Party B has the right to legally lease and deliver the AI core product cloud platform under this contract to Party A. Any act of Party B under this contract will not infringe the legitimate rights and interests of any third party, especially the intellectual property rights of any third party.

2. During the lease term of the cloud platform of the core AI product, Party B shall assign special technicians to Party A to provide Party A with necessary technical support in accordance with this contract.

3. During the lease term, Party B shall regularly provide Party A with various product related use and safety training. In case of any technical change or improvement, Party B shall notify Party A as soon as possible and provide corresponding after-sales service.

4. Except with the written consent of Party B, Party A shall not make any modification to the cloud platform of the artificial intelligence core product provided by Party B. Party A shall be responsible for the failure of normal operation of the cloud platform of the artificial intelligence core product, other legal consequences and losses caused to Party B as a result of any change to the cloud platform of Party B’s artificial intelligence core product.

8. Other obligations of Party A

1. Party A shall prepare the environment, personnel and other necessary conditions for the system trial operation according to the technical requirements of the cloud platform of the artificial intelligence core product notified by Party B in advance to ensure the smooth reception of the cloud platform of the artificial intelligence core product. Otherwise, Party A shall be responsible for the delay in receiving goods, installation and commissioning caused thereby.

2. During the lease term, Party A shall strictly abide by the relevant national laws, administrative regulations and management rules, and promise not to use the cloud platform and services of the artificial intelligence core product provided by Party B for any illegal purpose, and not to carry out illegal activities involving fraud, harassment, pornography, terrorism and endangering national security and social stability.

3. Party A shall be responsible for the authenticity, accuracy and legitimacy of the information released using the cloud platform and services of the artificial intelligence core products provided by Party B, and shall not release and disseminate harmful information, or disseminate illegal, unhealthy, reactionary and other information.

9. Claim:

1. If the cloud platform of the artificial intelligence core product provided by Party B is inconsistent with the contract, Party B shall timely repair or take other remedial measures until the contract conditions are met. Otherwise, Party A has the right to claim for the actual direct economic losses caused to Party A from Party B.

2. If Party B fails to reply within 10 days after Party A puts forward the notice of claim, the claim shall be deemed to have been accepted by Party B. If Party B fails to pay the claim amount within 10 days of Party A’s notice of claim or within a longer period agreed by Party A, Party A will deduct the claim amount from the unpaid contract price.

3. If Party A fails to make the payment on time, it shall pay a penalty of 0.03% of the unpaid part of the contract amount for each day of delay. Before Party A makes the payment, Party B has the right to stop Party A from using the AI core product cloud platform. If Party A’s overdue payment exceeds 60 days of the date specified in this contract, Party B has the right to terminate this contract and require Party A to stop using this AI core product cloud platform. In addition, Party A shall pay 30% of the total contract price as liquidated damages to Party B. If the liquidated damages are not enough to cover Party B’s actual losses, Party A shall also compensate Party B for its direct economic losses.

4. If Party A uses the cloud platform of the artificial intelligence core product in violation of this contract, Party B has the right to unilaterally terminate the contract immediately and stop Party A from using the cloud platform of the artificial intelligence core product in this contract, and all the consequences and responsibilities arising therefrom shall be borne by Party A, In case of any economic loss caused to Party B (including but not limited to the amount of administrative penalty imposed on Party B, the amount claimed by a third party against Party B, and the legal fees, investigation fees, litigation fees, etc. paid by Party B for safeguarding its rights), Party A shall compensate in full.

10. Use and ownership of cloud platform of AI core product:

1. The end users of the software under this contract are limited to Party A, and the authorized license is non exclusive and non transferable. If Party A needs to increase the user license, it shall sign a supplementary agreement with Party B after a separate agreement. Without the written consent of Party B, Party A shall not deliver the contract software to other parties for use in any form such as translation, export, sale, lease, loan or transfer, copy for non archival purposes, or by providing sub license, sub license, information network transmission, etc.

2. Party B owns the copyright of the cloud platform of the AI core product under this contract, and the copyright of any document related to the cloud platform of the AI core product belongs to Party B. Without the permission of Party B, Party A shall not translate, decompose, modify, decompile, disassemble, reverse engineer or attempt to export program source code from the cloud platform of the AI core product in whole or in part, or it will be deemed as a serious infringement, and Party A will pay Party B liquidated damages equivalent to 100% of the total contract amount. If the liquidated damages are not enough to cover the losses, It shall also bear all the losses caused to Party B (including but not limited to the direct economic loss, loss of expected profits, reputation loss, third party compensation, and the lawyer’s fees, legal fees, notarial fees, etc.).

3. If this contract is dissolved or terminated, or the lease term of this AI core product cloud platform expires, Party A shall terminate the use of the AI core product cloud platform leased under this contract and unload the AI core product cloud platform from the designated hardware server, and return all copies provided to Party A and copied by Party A to Party B.

11. Termination for breach of contract

1. After one party sends a notice of breach, if the other party fails to correct any of the following breaches, the observant party may send a written notice of breach to the defaulting party to terminate the contract in whole or in part:

(1) If one party fails to deliver part or all of the products/pay the contract price within the period specified in the contract or any extension allowed by the other party.

(2) One party has reasonable reasons to believe that the other party cannot deliver/pay as agreed.

(3) Either party fails to perform any other obligation under the Contract.

2. During the lease term, if Party A unilaterally terminates the performance of this contract without Party B’s consent or this contract is terminated/rescinded due to Party A’s reasons, Party A shall pay Party B one month’s rental fee for the cloud platform of the artificial intelligence core product as liquidated damages. If the liquidated damages are insufficient to cover Party B’s losses, Party A shall compensate Party B for the losses.

3. Either party shall not be responsible for the failure or temporary inability to perform all or part of its contractual obligations due to the following reasons: flood, fire, earthquake, drought, war or any other event that cannot be predicted, controlled, avoided or overcome at the time of signing the contract. However, the party affected by the force majeure shall notify the other party of the event as soon as possible, and shall send the certificate of the force majeure event issued by the relevant authority to the other party within 15 days after the event occurs. If the impact of the force majeure event exceeds 120 days, both parties shall negotiate the continuation or termination of the performance of the contract.

4. If the contract is terminated or terminated in advance, Party A shall stop using the AI core product cloud platform delivered by Party B, and hand over all documents related to the AI core product cloud platform provided by Party B or improved by Party A to Party B. At the same time, Party A shall unload all software related to the AI core product cloud platform placed in any memory and recorded in any media.

12. Handling methods for temporary events of contract disputes:

In case of any dispute, both parties shall settle it through friendly negotiation, or submit it to the people’s court with jurisdiction where the defendant is located for settlement through litigation in accordance with the Civil Code of the People’s Republic of China and other relevant provisions.

13. Components of the Contract

All annexes to the Contract and relevant clarification confirmation (if any) are an integral part of the Contract.

14. Confidentiality

Both parties undertake that their respective directors, senior executives, employees and authorized representatives will not disclose the information related to this contract to any third party, and will only use such information for the purpose of negotiation, conclusion and performance of this contract, and will not use it for their own interests or the interests of any third party. Both parties agree that violation of this article will cause incalculable losses to the other party. Therefore, if either party violates the confidentiality obligation specified in this article, it shall pay the other party twenty percent (20%) of the total contract amount as liquidated damages. The confidentiality period is 5 years from the effective date of this contract.

When laws, relevant governments or relevant regulators force unilateral disclosure of confidential information, both parties agree that the above confidentiality obligations no longer apply, but the scope of disclosure shall be strictly limited to the scope of disclosure required by laws, governments or regulators.

15. Notice

1. During the validity period of this Agreement, if the performance of this Agreement is affected by changes in laws, regulations and policies, or either party loses the qualification and/or ability to perform this Agreement, the party shall bear the obligation to notify the other parties within a reasonable time.

2. The parties agree that any notice related to this Agreement shall be effective only if it is delivered in writing. Written forms include but are not limited to: fax, express delivery, mail and e-mail. The above notice shall be deemed to be delivered at the following time: sent by fax, on the date when the fax is successfully sent and received by the recipient; Sent by express or personal delivery, on the date the recipient receives the notice; Sent by registered mail, within 7 working days after sending; It is delivered after the email is sent successfully.

16. Matters not covered herein shall be supplemented by both parties separately.

17. This contract is made in duplicate and shall come into force immediately after being signed and sealed by both parties. One copy for Party A and one copy for Party B, with the same effect.

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Party A (seal): [Beijing Wanjie Data Technology Co., Ltd.]

Legal representative or authorized representative:

Address:

Date:

Party B (seal): [Shanghai Xiaoi Robot Technology Co., Ltd.]

Legal representative or authorized representative:

Address:

Date:

Annex I:

Rental quotation of AI core product cloud platform
Monetary unit: RMB
Serial No	project	Product name	Monthly unit price	quantity	Subtotal	Function Scenario Description
1	Artificial intelligence core technology platform
1.1	Intelligent interaction core platform
1.1.1	Omni channel intelligent service access layer	Xiaoi Robot Intelligent Interaction Core Platform Software V9.0	¥5,000	12	¥60,000	It includes two access layer software, responsible for managing and connecting terminal channels used by direct users, such as WeChat or APP
1.1.2	Running service, development framework and interface platform layer	Xiaoi robot intelligent interactive interface resource software V9.0	¥36,000	12	¥432,000	Implement the running container and development framework of the application, and customize the application logic for specific purposes according to the development specification
1.2	Core platform of cognitive computing
1.2.1	Distributed natural language processing engine platform	Xiaoi robot intelligent engine software V8.0	¥44,500	12	¥534,000	2 engine platforms to realize distributed natural language processing engines, including a series of basic natural language processing engines/modules. It includes Chinese word segmentation, part of speech tagging and entity recognition, syntax and semantic analysis engine, context and scene inference engine. Dual engine high reliability configuration.
	Short text/long text clustering algorithm	Xiaoi robot intelligent engine software V8.0	¥23,000	12	¥276,000	The cosine of sentence vector based on the text semantic topic model is used as the clustering method of distance, and the co-occurrence of sentence segmentation is used as the clustering of distance between categories
	Automatic scene construction algorithm	Xiaoi robot intelligent engine software V8.0	¥23,000	12	¥276,000	The clustering method based on sentence vector is used to aggregate nodes, and the flow of each conversation is obtained in turn to form a complete flow chart
	Time Series Based Association Recommendation Algorithm	Xiaoi robot intelligent engine software V8.0	¥23,000	12	¥276,000	Algorithm Implementation and Recommendation of Sequences Implemented Based on SASREC Model

1.3	Perceptual computing core platform
1.3.1	speech recognition system	Intelligent Speech Real time Recognition System V2.0 for Xiaoi Robot	¥400,000	12	¥4,800,000	600 channel concurrent speech recognition, applied to intelligent signature speech recognition scenarios
1.3.2	Speech synthesis system	Voice Synthesis System V2.0 for Xiaoi Robot	¥400,000	12	¥4,800,000	600 channel concurrent speech synthesis, applied to intelligent speech synthesis scene
1.3.3	Intelligent vision system	Xiaoi Robot OCR Detection and Recognition Software V1.0	¥30,000	12	¥360,000	Face recognition, OCR text recognition, object recognition
2	Big data core technology platform
2.1	Big data basic platform
2.1.1	Big data basic platform	Zhizhen intelligent data analysis platform software V1.0	¥40,000	12	¥480,000	Based on distributed storage, distributed computing, interactive query, full-text retrieval, data encryption, system disaster recovery and other technologies, it has the functions of big data collection, cleaning, conversion, storage, analysis, display, and provides the integration of standardized access interfaces
2.2	Data aggregation platform
2.2.1	Data acquisition and processing system	Zhizhen intelligent data analysis platform software V1.0	¥90,000	12	¥1,080,000	Collect the data information of each business department through rich and flexible adapter service components, and transfer and collect it to the data center front-end library
2.3	Data application platform
2.3.1	data collection	Zhizhen intelligent data analysis platform software V1.0	¥80,000	12	¥960,000	Receive the data published by the data broker through the event receiver, create and index the data
2.3.2	Data analysis					Real time analysis, batch analysis, intelligent analysis, decision tree, prediction analysis, etc
3	Core technology platform for business support
3.1	Basic business support platform
3.1.1	Basic business support platform	Zhizhen Intelligent Unified Capability Management Platform Software V1.0	¥38,000	12	¥456,000	The basic services of the business support technology platform, including the cloud platform capabilities of microservice container architecture, microservice API gateway, service registration and discovery, and automatic development and deployment. Relevant capabilities and resources for docking with other technology platforms and resource platforms.

3.2	Application management service platform
3.2.1	Application Category Management	Xiaoi robot intelligent channel access resource software V9.0	¥100,000	12	¥1,200,000	The applications are divided into portal applications, work platform applications, mobile applications and other types
3.3	Application basic support service
3.3.1	Unified authorization management	Zhizhen intelligent interactive control software V2.0	¥80,000	12	¥960,000	The management of departments, users, and department user relations, and the realization of an independent company management mechanism. The administrator of an independent company can manage the department, user, and other related information of his own company
4	Application support core platform
4.1	Fusion knowledge platform
4.1.1	Unified knowledge management platform	Intelligent knowledge fusion platform software V3.0 for Xiaoi robot	¥200,000	12	¥2,400,000	Realize the fusion management of multi-channel knowledge, and the supporting knowledge model includes: FAQ knowledge, chapter knowledge, scene knowledge, and table knowledge; Knowledge application includes enterprise knowledge portal and mobile knowledge portal, with specific functions including knowledge homepage, intelligent search, knowledge display and application, knowledge announcement, data report, etc;
4.1.2	Intelligent search engine		¥100,000	12	¥1,200,000	Full text retrieval supporting knowledge content
4.1.3	Intelligent semantic engine		¥100,000	12	¥1,200,000	Semantic retrieval supporting knowledge content
4.1.4	Workflow Engine		¥60,000	12	¥720,000	Support business process settings and work order flow
4.1.5	Document processing engine		¥60,000	12	¥720,000	Support structured processing, conversion and online preview of word, excel and other documents
4.2	Intelligent coach
4.2.1	Intelligent coach platform	Xiaoi Robot Intelligent Training Platform Software V1.0	¥50,000	12	¥600,000	This product mainly provides employees with learning training and simulation training simulating real customer scenarios, while helping enterprises improve training efficiency and reduce operating costs. It has replaced the traditional training boring reading and other inefficient training methods, and has solved the problems of low offline learning efficiency, inability to understand their own performance in real time during training, difficulty for managers to understand training quality, and inability to conveniently manage training records
4.2.2	Number of user authorizations		¥250,000	12	¥3,000,000	1000 user authorizations

4.3	Voice outbound call
4.3.1	Voice outbound system platform	Zhizhen intelligent voice calling platform software V1.0	¥110,000	12	¥1,320,000	Support the unified access and management of multimedia messages of multiple channels; Realize knowledge management, such as multi-channel management, operation and maintenance management, voice management, service management, system management, etc., and provide voice engine training functions;
4.4	Intelligent seating platform
4.4.1	Online seats	Xiaoi Robot Intelligent Communication Fusion Platform Software V1.0	¥50,000	12	¥600,000	1. It includes the enterprise management console for setting management and the agent workstation used by the agent login service customers 2. It supports the transmission of multimedia information such as text and pictures (video and audio depend on specific channels) 3. Guest session queuing, automatic allocation/rule setting allocation 4. It supports the setting of multiple skill groups, and the setting of application permissions and use permissions according to skill groups
4.4.2	Golden Script		¥40,000	12	¥480,000	The assistant agent provides a standard script recommendation (standard question&answer) for fuzzy customer questions for the agent to choose and quickly send answers to customers
4.4.3	Script Map		¥40,000	12	¥480,000	The auxiliary seats provide a possible script scene map, and recommend scripts and script targets
4.4.4	Number of seats authorized by users		¥300,000	12	¥3,600,000	Authorization for 1000 seat users
4.5	Work order system
4.5.1	Work order system	Xiaoi Robot Work Order System V1.0	¥130,000	12	¥1,560,000	Provide service record, work order generation, record, view, report, etc
Total products:					¥34,830,000
Total paid in:					¥34,830,000

Annex II

AI Core Product Cloud Platform IDC Lease List

Monetary unit: RMB

Serial No	Service Catalog	Unit price (yuan/month)	Lease months	Subtotal	explain
1	ECS
1.1	128C, 256G memory, 1T storage	¥116,000	12	¥1,392,000	Install intelligent monitoring service applications and server software
2	bandwidth
2.1	100Mbps	¥102,000	12	¥1,224,000	Bandwidth between server and network communication
3	security
3.1	Firewall, IPS, anti-virus, network audit, anti DDOS, waf, vulnerability scanning, log audit, bastion machine, host security, web page tampering	¥215,000	12	¥2,580,000	System and network and host security
total:				¥5,196,000